Exhibit 2.1

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of June 5, 2012, is by and among Royal Purple, Inc., a Texas corporation (the “Company”), the shareholders of the Company listed on Schedule I hereto (such persons being referred to collectively herein as the “Sellers”), and Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (the “Purchaser”).

WHEREAS, the Sellers own all of the shares of capital stock of the Company (the “Shares”);

WHEREAS, prior to the Closing (as defined herein), the Sellers shall cause the Company to be converted from a Texas corporation into a Delaware corporation that continues to be treated as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code and under all corresponding provisions of applicable state and local Tax laws to the extent they recognize S corporation status (the “Delaware Incorporation”);

WHEREAS, immediately prior to the Closing (as defined herein), the Sellers shall (a) cause the Company to be converted from a Delaware corporation into a Delaware limited liability company that does not file any election to be treated as an association taxable as a corporation for U.S. federal tax purposes (the “Conversion”) and (b) in connection with the Conversion, cause each Share to be converted into one unit of membership interest in the Company (the “Units”); and

WHEREAS, the Sellers desire to sell to the Purchaser all of the Units, and Purchaser desires to purchase the Units from the Sellers upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, arbitrator or mediator.

“Adjustment Escrow Account” has the meaning set forth in Section 2.06

“Adjustment Escrow Amount” has the meaning set forth in Section 2.06

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” mean, as applicable, the Escrow Agreement, the Conversion Certificates and any documents required by Purchaser to be delivered in connection with the transactions contemplated hereby.

“Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial orders, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business” means the business of formulating and marketing performance lubricants, fluids and oil filters in the oil and gas, chemical and refining, power generation, manufacturing and transportation, food and drug manufacturing and automotive, marine and other vehicle aftermarket and racing customer bases.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing Date.

“Claims” and “claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Closing Date Net Working Capital” means the amount (which may be a positive or negative number) equal to the current assets of the Company minus the current liabilities of the Company immediately prior to the occurrence of the Closing, after excluding any cash and cash equivalents (other than minimum cash balances necessary to keep bank accounts open), any Tax assets, any Inventory and the current portion of any Indebtedness, each as calculated in accordance with GAAP and consistent with the example based on the Financial Statements and set forth on Exhibit A.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company IP Agreements” means (a) licenses of Intellectual Property by the Company to any third party, (b) licenses of Intellectual Property by any third party to the Company (excluding commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click wrap licenses), (c) agreements between the Company and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of the Owned Intellectual Property.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens), violation, charge, lease, license, encumbrance, easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environment” or “environment” means surface waters, groundwaters, soil, subsurface strata, ambient air and any natural or cultural resources protected or regulated under applicable Environmental Laws.

“Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from any alleged bodily injury, property damage and/or injury or threat of injury to health, safety or the environment arising from Hazardous Materials.

“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“Escrow Agent” means Wilmington Trust, N.A., a national banking association.

“Escrow Funds” means the sum of the Indemnification Escrow Amount and Adjustment Escrow Amount (and any interest accrued thereupon) held by the Escrow Agent as provided in the Escrow Agreement.

“Fundamental Representations” means the representations and warranties made pursuant to Sections 3.01, 3.02, 3.04, 3.15, 3.23, 3.27, 3.29, 4.01 and 4.02.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Government” means the government of the United States of America, its agencies and instrumentalities; the government of any state of the United States of America, its agencies and instrumentalities; and any local government located within the United States of America, its agencies and instrumentalities.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory, administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the sellers or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnification Escrow Amount” means an amount equal to $21,560,000.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means each Seller pursuant to Section 11.02 and the Purchaser pursuant to Section 11.03, as the case may be.

“Intellectual Property” means any (i) patents, patent applications, and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names, and other identifiers of source or goodwill, including registrations and applications for registration thereof, (iii) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets, know-how and invention rights.

“Inventory” or “Inventories” means all inventory, merchandise, goods, raw materials, packaging, labels, supplies and other personal property maintained, held or stored by or for the Company and any prepaid deposits for any of the same.

“Inventory Amount” means the cash value of the Inventory as of the Closing Date, calculated in accordance with the Company’s audited financial statements and consistent with past practice.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means the actual knowledge after reasonable inquiry of (i) in the case of a Seller, that particular Seller and (ii) in the case of the Company, Lee Culbertson, Fred Kneipp, Peter Dalrymple, Willy Carter, Michael Crosby and Mark McFann.

“Law” or “law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including, without limitation, common law).

“Liabilities” or “liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.

“Material Adverse Effect” means, as to any Person, any circumstance, change in, event or effect related to or on such Person (excluding changes that are generally applicable to the national or international economy or industry in which such Person conducts business (except for changes that have a disproportionate adverse effect on such Person, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Material Adverse Effect on such Person)) that, individually or in the aggregate with all other circumstances, changes in or effects on such Person is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of such Person.

“Organizational Documents” means (i) in the case of a corporation, its certificate of incorporation and bylaws, including, in the case of the Company, the Texas Plan of Conversion, (ii) in the case of a partnership, its certification of formation and partnership agreement and (iii) in the case of a limited liability company, its certificate of formation and limited liability company agreement, in each case with all amendments thereto.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which the Company is not otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (c) statutory landlord liens for Real Property or (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

“Person” or “person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Real Property” means all real property owned or leased by the Company, including (i) the real property owned by the Company located at 1 Royal Purple Lane, Porter, Texas 77365, and (ii) the real property leased by the Company, together with, to the extent owned or leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Reference Balance Sheet” means the balance sheet of the Company as of the Reference Balance Sheet Date.

“Reference Balance Sheet Date” means April 30, 2012.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Securities” means (a) with respect to any period prior to the Conversion, the Shares, and (b) with respect to any period on or after the Conversion, the Units.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax Authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Tax Authority” shall mean any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

“Transaction Costs” means all accounting, legal, investment banking and similar third party costs incurred by the Company and the Sellers in connection with the negotiation, execution, delivery and performance of this Agreement and the Ancillary Agreements.

1.02 Additional Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Adjusted Purchase Price”	2.02

“Adjustment Report”	2.05

“Agreement”	Preamble

“Base Purchase Price”	2.02

“Closing”	2.03

“Closing Balance Sheet”	2.05

“Closing Date”	2.03

“Company”	Preamble

“Conversion”	Recitals

“Conversion Certificates” “Conversion Effective Time” “Deductible”	2.04(a)(iii) 2.04(a)(iii) 11.04

“Delaware Certificate of Formation” “Delaware Certificate of Incorporation” “Delaware Conversion Certificate” “Delaware Corporate Conversion Certificate” “Delaware Incorporation”	2.04(a)(iii) 2.04(a)(ii) 2.04(a)(iii) 2.04(a)(ii) Recitals

“Employee Benefit Plans”	3.23

“ERISA”	3.23

“Escrow Agreement”	2.06

“Estimated Inventory Amount”	2.05

“Estimated Purchase Price Deductions”	2.05

“Estimated Statement”	2.05

“Financial Statements”	3.08

“HSR Act”	6.02

“Independent Auditors”	2.05

“Insurance Policies”	3.28

“Interim Financial Statements”	7.08

“Licenses”	3.07

“Loss”	11.02

“Material Contracts”	3.16

“Preliminary Working Capital Amount”	2.05

“Property Taxes”	8.01(b)

“Purchaser”	Preamble

“Purchase Price”	2.02

“Purchase Price Deductions”	2.02

“Purchaser Indemnified Party”	11.02

“Restricted Sellers”	7.06

“Sellers”	Preamble

“Sellers’ Representative”	2.07

“Seller Indemnified Party”	11.03

“Shares”	Recitals

“Short S Corporation Tax Return”	8.05

“Shortfall Reduction”	2.05

“Tax Contest”	8.03

“Tangible Personal Property”	3.19

“Texas Conversion Certificate” “Texas Plan of Conversion” “Texas Taxes” “Third Party Claims”	2.04(a)(i) 2.04(a)(i) 8.01(a) 11.02

“Units”	Recitals

1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section or an Exhibit of, or a Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its permitted successors and assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

2.01 Purchase and Sale of the Units. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall severally sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, all of the Units, and the Purchaser shall purchase the Units, free and clear of any Encumbrances.

2.02 Purchase Price; Allocation of Purchase Price. Prior to giving effect to the adjustments set forth in Section 2.05, the purchase price to be paid hereunder (the “Purchase Price”) shall be (i) $308,000,000 (the “Base Purchase Price”) minus (ii) the Estimated Purchase Price Deductions, plus (iii) the Preliminary Working Capital Amount, plus (iv) the Estimated Inventory Amount. As used herein, the term “Adjusted Purchase Price” shall mean (i) the Purchase Price less (ii) the Escrow Funds; and the term “Purchase Price Deductions” shall mean (i) all Indebtedness of the Company which has not been fully paid off or retired as of the Closing Date without any remaining Liability to the Company and (ii) all Transaction Costs which have not been accrued in computing the Preliminary Working Capital Amount. The Purchase Price shall be allocated as follows: $1,000,000 to the covenants set forth in Section 7.06 and the balance to the Units.

2.03 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Units contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of the Company in Porter, Texas at 9:00 A.M., local time, on the earliest practicable date on which all conditions to the obligations of the parties set forth in Articles IX and X have been satisfied or waived, or at such other place or at such other time or on such other date as the Sellers’ Representative and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

2.04 Closing Deliveries.

(a) At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(i) a duly executed plan of conversion (the “Texas Plan of Conversion”) and related certificate of conversion of a Texas corporation converting to a Delaware corporation (such certificate, the “Texas Conversion Certificate), file stamped by the Secretary of State of the State of Texas, and such other documents and agreements as may be required under the Texas Business Organizations Code to effect the conversion of the Company to a corporation incorporated under the laws of the state of Delaware as of the Conversion Effective Time, which plan, certificate and other documents and agreements shall have terms and provisions reasonably acceptable to the Purchaser;

(ii) a duly executed certificate of incorporation (the “Delaware Certificate of Incorporation”) and certificate of conversion to corporation (such certificate of conversion, the “Delaware Corporate Conversion Certificate”), each file stamped by the Secretary of State of the State of Delaware, and such other documents and agreements as may be required under the Delaware General Corporation Law to effect the Delaware Incorporation as of a date and time not later than the Conversion Effective Time, which certificates and other documents and agreements shall have terms and provisions reasonably acceptable to the Purchaser;

(iii) a duly executed certificate of formation (the “Delaware Certificate of Formation”) and certificate of conversion to limited liability company (such certificate of conversion, the “Delaware Conversion Certificate”; and together with the Texas Conversion Certificate and Delaware Corporate Conversion Certificate, the “Conversion Certificates”), each file stamped by the Secretary of State of the State of Delaware, and

such other documents and agreements as may be required under the Delaware Limited Liability Company Act to effect the Conversion as of the date and time set forth in such certificates (which date and time shall not be later than a time immediately prior to the time of the Closing on the date thereof (such date and time, “Conversion Effective Time”)), which certificates and other documents and agreements shall have terms and provisions reasonably acceptable to the Purchaser;

(iv) to the extent requested by the Purchaser, certificates evidencing the Units, duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser;

(v) a certificate signed by the Company and the Sellers certifying as to the matters set forth in Section 10.01(a);

(vi) a copy of the Escrow Agreement duly executed by the Company and the Sellers’ Representative;

(vii) from each Seller, a certification of non-foreign status under Treasury Regulations section 1.1445-2(b) in a form reasonably acceptable to the Purchaser; and

(viii) such other instruments and certificates as may be reasonably requested by the Purchaser.

(b) At the Closing, the Purchaser shall deliver or cause to be delivered:

(i) to the Sellers’ Representative, the Adjusted Purchase Price by wire transfer in immediately available funds;

(ii) to the Sellers’ Representative, a certificate signed by the Purchaser certifying as to the matters set forth in Section 9.01(a);

(iii) to the Sellers’ Representative, a copy of the Escrow Agreement duly executed by the Purchaser;

(iv) to the Escrow Agent, in accordance with the Escrow Agreement, the Escrow Funds by wire transfer in immediately available funds to the account designated therefor in the Escrow Agreement; and

(v) such other instruments and certificates as may be reasonably requested by the Company.

Payment of the Adjusted Purchase Price among the Sellers shall be as set forth in a schedule prepared by the Sellers’ Representative and furnished to the Purchaser at least two business days prior to the Closing Date.

2.05 Adjustment Amount. No later than five (5) business days prior to the Closing, the Sellers’ Representative shall deliver to the Purchaser, a statement (such statement, the “Estimated Statement”), together with supporting documentation therefor, setting forth (i) an estimate, prepared in good faith and consistent with GAAP and the example based on the Financial Statements and set forth on Exhibit A, of the Closing Date Net Working Capital (the “Preliminary Working Capital Amount”), (ii) a good faith estimate of the Purchase Price Deductions (the “Estimated Purchase Price Deductions”) and (iii) a good faith estimate of the Inventory Amount (the “Estimated Inventory Amount”).

For purposes of the Closing, the Purchase Price shall be increased or decreased, as the case may be, by the Preliminary Working Capital Amount, reduced by the Estimated Purchase Price Deductions and increased by the Estimated Inventory Amount and shall be subject to further adjustment after the Closing as specified in this Section 2.05:

(a) No earlier than the first business day immediately following the day on which the Estimated Statement is delivered to Purchaser and no later than the day that is one business day prior to the Closing, Sellers’ Representative, Purchaser and Purchaser’s representatives shall conduct a mutual inspection and physical count of the Inventory.

(b) Purchaser shall prepare and deliver to the Sellers’ Representative within 60 days after the Closing Date a balance sheet as of the Closing Date together with a calculation setting forth the (i) Closing Date Net Working Capital, calculated in accordance with GAAP and the example based on the Financial Statements and set forth on Exhibit A, (ii) the Purchase Price Deductions and (iii) the Inventory Amount (collectively, the “Closing Balance Sheet”). Following delivery of the Closing Balance Sheet, Purchaser and its representatives shall make available to the Sellers’ Representative and its advisors all work papers, accounting books and records and other pertinent information used in connection with the preparation thereof and shall reasonably consult with such persons from time to time.

(c) Within 30 days after the Closing Balance Sheet is delivered to the Sellers’ Representative pursuant to subsection (b) above, the Sellers’ Representative shall complete its examination thereof and shall deliver to Purchaser either (i) a written acknowledgement accepting the Closing Balance Sheet or (ii) a written report setting forth in reasonable detail the specific items and matters in dispute (“Adjustment Report”). A failure by the Sellers’ Representative to deliver the Adjustment Report within the required 30-day period shall constitute the Sellers’ and the Sellers’ Representative’s acceptance of the Closing Balance Sheet.

(d) During a period of 30 days following the receipt by Purchaser of the Adjustment Report, the Sellers’ Representative and Purchaser shall attempt to resolve any difference they may have with respect to the matters raised in the Adjustment Report. In the event the Purchaser and the Sellers’ Representative fail to agree on the Closing Balance Sheet within such 30 day period, then the Sellers’ Representative and Purchaser mutually agree that the Houston, Texas office of the firm of BDO LLP (or if such firm is unwilling or unable to serve, another nationally recognizable accounting firm mutually agreed upon by the Sellers’ Representative and Purchaser) (the “Independent Auditors”) shall make the final determination with respect to the specific disputed matters identified in the Adjustment Report; provided, however, that the Independent Auditors’ determination as to any disputed matter shall not be more beneficial to the Purchaser than the determination of that item or amount by the Purchaser in the Closing Balance Sheet or more beneficial to Sellers than the determination of that item or amount in the Adjustment Report. The parties shall use their reasonable best efforts to cause the Independent

Auditors to render their decision as soon as practicable (within 60 days after the submission to the Independent Auditors of the proposed adjustments to the Closing Balance Sheet), including by promptly complying with all reasonable requests by the Independent Auditors for information, books, records and similar items. The Independent Auditors shall make a determination as to each of the items in dispute (and each item affected thereby), which determination shall be in writing and furnished to the Sellers’ Representative and Purchaser as promptly as practicable after the items in dispute have been referred to the Independent Auditors (within 60 days thereafter). The Independent Auditors shall follow the procedures specified in writing by the Independent Auditors, unless otherwise agreed in writing between Purchaser and the Sellers’ Representative. The decision of the Independent Auditors shall be final and binding on the Sellers and Purchaser, and may be used in a court of law by either Sellers or Purchaser for the purpose of enforcing such decision.

(e) After the earlier of (i) the acceptance of the Closing Balance Sheet or (ii) the failure of the Sellers’ Representative to deliver an Adjustment Report within the 30-day period referenced in subsection (c) above or (iii) if the Sellers’ Representative delivers such an Adjustment Report, upon the resolution of the matters raised in such Adjustment Report, the Closing Date Net Working Capital, Purchase Price Deductions and Inventory Amount shall be recomputed based upon such Closing Balance Sheet or such resolution, as applicable. The Sellers shall promptly pay to Purchaser any decrease in the Purchase Price resulting from such recomputation (a “Shortfall Reduction”) by directing that such amount be paid from the Escrow Funds established pursuant to Section 2.06 below. The Purchaser shall promptly pay to the Sellers any increase in the Purchase Price resulting from such recomputation.

(f) The costs and expenses of the Independent Auditors pursuant to this Section 2.05 shall be borne by the Sellers and Purchaser pro rata in an amount inversely proportional to the dollar value of the disputed items determined in each party’s favor. By way of example, if Purchaser had taken the position that the Closing Date Net Working Capital was $100, the Sellers had taken the position that the Closing Date Net Working Capital was $200, and the Independent Auditors determine the Closing Date Net Working Capital to be $130, then Purchaser would pay 30% of the Independent Auditors’ fees and expenses and the Sellers would pay 70%.

2.06 Escrow.

(a) Effective as of the Closing, the Sellers’ Representative and the Purchaser shall enter into an Escrow Agreement with the Escrow Agent substantially in a form and substance typical for a transaction of this nature and reasonably acceptable to the parties (the “Escrow Agreement”). In accordance with the terms of the Escrow Agreement, the Purchaser shall deposit with the Escrow Agent (i) $2,000,000 (such amount, the “Adjustment Escrow Amount”) to be held in a single escrow account (the “Adjustment Escrow Account”) to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement and solely to secure any Shortfall Reduction pursuant to Section 2.05(e) and (ii) the Indemnification Escrow Amount to be held in a single escrow account (the “Indemnification Escrow Account”) to be managed and paid out by the Escrow Agent over an 18-month period after the Closing in accordance with the terms of the Escrow Agreement; provided, however, that if the Shortfall Reduction is greater than the funds in the Adjustment Escrow Account, then the Escrow Agent shall pay, by wire transfer of immediately available funds from the funds in the Indemnification Escrow Account, the amount by which the Shortfall Reduction exceeds the funds in the Adjustment Escrow Account in accordance with the terms of the Escrow Agreement.

(b) Immediately after the final determination and payment of a Shortfall Reduction, any remaining funds in the Adjustment Escrow Account shall be released by the Escrow Agent in accordance with the Escrow Agreement to an account or accounts specified in writing by the Sellers’ Representative.

2.07 Sellers’ Representative.

(a) Each of the Sellers hereby appoints Charles Lee Culbertson, as its agent and attorney-in-fact, as its representative for and on behalf of the Sellers (the “Sellers’ Representative”), to give and receive notices and communications hereunder and under the Escrow Agreement, to administer any claim against the Escrow Funds, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement; provided, however, that the Sellers’ Representative shall not have any authority to enter into amendments of this Agreement or, except in the case of a breach of a representation or warranty by a particular Seller, take any action which adversely affects a Seller disproportionately to any other Seller. No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall not receive compensation for its services. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from the Sellers.

(b) The Sellers’ Representative shall not be liable for any act done or omitted hereunder as the Sellers’ Representative while acting in good faith and in the exercise of reasonable judgment. The Sellers shall indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative.

(c) Subject to subsection (a) above, a decision, act, consent or instruction of the Sellers’ Representative pursuant to this Agreement shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers, and Purchaser Indemnified Parties may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of the Sellers. The Purchaser Indemnified Parties are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative.

2.08 Withholding. The Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Sellers or any other Person such amounts as the Purchaser is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The Purchaser shall timely pay all withheld amounts to the proper Tax Authorities and shall properly identify the Person to whose account such withheld amounts are to be credited.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

3.01 Authority. The Company has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and thereby. This Agreement has been, and upon their execution the applicable Ancillary Agreements shall have been, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the applicable Ancillary Agreements shall constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

3.02 Organization, Authority and Qualification of the Company. As of the date hereof, the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Texas and, at and after the Conversion Effective Time, the Company will be a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware, and, as of each date, the Company has all necessary power and authority to own, operate or lease the material properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business requires such licensing or qualification, and all such jurisdictions are set forth in Section 3.02 of the Disclosure Schedule, except to the extent that such failure would not have a Material Adverse Effect. All corporate, company or similar actions, as the case may be, taken by the Company have been duly authorized, and the Company has not taken any action that in any material respect conflicts with, constitutes a default under or results in a violation of any provision of its Organizational Documents. True and correct copies of the Organizational Documents of the Company, as in effect on the date hereof have been and on the Closing Date will be, delivered by the Company to the Purchaser.

3.03 Subsidiaries. The Company has no Subsidiaries. There are no other corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Except as described in Section 3.03 of the Disclosure Schedule, the Company is a not a member of (nor is any part of the Business conducted through) any partnership, nor is the Company a participant in any joint venture or similar arrangement.

3.04 Capitalization. As of the date hereof, the outstanding equity ownership of the Company is and, at the Closing Date will be, as set forth on Schedule I hereto. All of the issued and outstanding Securities are validly issued, fully paid and nonassessable. None of the issued and outstanding Securities was issued in violation of any preemptive rights or securities Laws. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Securities or obligating the Company to issue or sell any Securities, or any other interest in, the Company. Except as set forth in Section 3.04 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Securities or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Securities.

3.05 Books and Records. Complete and accurate copies of the minute books of the Company have been provided by the Company to the Purchaser.

3.06 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements (as applicable) by the Company do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Company, or (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Company or its assets, properties or business, or (c) except as set forth in Section 3.06 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of the Company or the Securities pursuant to, any material note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of the Securities or any of such assets or properties is bound or affected.

3.07 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except for the filing of the Conversion Certificates with the applicable secretaries of state as contemplated herein and as otherwise described in Section 3.07 of the Disclosure Schedule. Section 3.07 of the Disclosure Schedule contains a true and correct list of all material licenses, franchises and other permits of or registrations with any Governmental Authority which are held by the Company as of the date hereof (collectively the “Licenses”). All such Licenses are in full force and effect and are final and nonappealable, and the Company is not, in default (or with the giving of notice or lapse of time or both, would be in default) under any such Licenses in any material respect. There are no proceedings pending, or to the Knowledge of the Company or Sellers, threatened, that seek the revocation, cancellation, suspension or adverse modification thereof. Such Licenses constitute all of the material licenses, approvals, consents, franchises and permits necessary to permit the Company to own, operate, use and maintain its assets in all material respects in the manner in which it is now operated and maintained and to conduct in all material respects the business of the Company as currently conducted. All required filings with respect to such Licenses have been timely made and all required applications for renewal thereof have been timely filed.

3.08 Financial Information; Books and Records. True and complete copies of (i) the audited balance sheet at December 31, 2010 and 2011 and related audited statements of income and cash flows for the three years ended December 31, 2011, together with all related notes and schedules thereto, accompanied by the report thereon of Briggs & Velselka Co, and (ii) the unaudited balance sheet at April 30, 2012 and related unaudited statements of income and cash flows for the four months then ended (collectively the “Financial Statements”), have been delivered by the Company to the Purchaser. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of, the Company, (ii) present fairly the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby and (iii) have been prepared in accordance with GAAP. The books of account and other financial records of the Company: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the Financial Statements, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

3.09 Absence of Undisclosed Liabilities. There are no Liabilities of the Company, other than Liabilities set forth in Section 3.09 of the Disclosure Schedule or incurred since the Reference Balance Sheet Date in the ordinary course of business, consistent with past practice, of the Company that would not reasonably be expected to have a Material Adverse Effect. To the extent required by GAAP, reserves are reflected on the Financial Statements against all Liabilities of the Company, in amounts that have been established on a basis in accordance with GAAP.

3.10 Receivables and Inventory. All of the Receivables reflected as assets of the Company in the Financial Statements or acquired since that date (i) are legal, valid and binding obligations of the obligors, (ii) represent bona fide claims and (iii) are subject to no defense, set off or counterclaim other than returns in the ordinary course of business. Since the Reference Balance Sheet Date, the Company has not (i) disposed of or transferred any Receivables except through the collection thereof in accordance with their terms or (ii) acquired or permitted to be created any Receivables except in the ordinary course of its business consistent with past practice and recorded in the Financial Statements in accordance with GAAP. All inventory used in the conduct of the operations of the Business reflected in the Financial Statements or acquired since the date thereof (considered as a whole and not on an item by item basis), was acquired and has been maintained in the ordinary course of business, is not obsolete and is useable or saleable in the ordinary course of business.

3.11 Indebtedness. Except as set forth on Schedule 3.11, the Company has no Indebtedness.

3.12 Conduct in the Ordinary Course; Absence of Certain Changes. Since December 31, 2011, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since December 31, 2011, except as set forth in Section 3.12 of the Disclosure Schedule, the Company has not (and prior to the Closing) will not have:

(i) permitted or allowed any of its assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(ii) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability related to the Company, other than current liabilities reflected on the balance sheet as of December 31, 2011 and current liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011;

(iii) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Inventories or Receivables or revalued any of its assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(iv) made any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by GAAP and set forth in Section 3.12 of the Disclosure Schedule;

(v) amended, terminated, cancelled or compromised any material claims of the Company or waived any other rights of substantial value to the Company;

(vi) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible property), other than in the ordinary course of business consistent with past practice;

(vii) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company;

(viii) redeemed any of the capital stock or other securities of the Company or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock or other securities of the Company or otherwise;

(ix) merged with, entered into a consolidation with or acquired an interest in any Person or acquired any portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

(x) made any capital expenditure or commitment for any capital expenditure in excess of $100,000 individually or $200,000 in the aggregate;

(xi) issued any purchase orders or otherwise agreed to make any purchases involving exchanges in value in excess of $100,000 individually or $200,000 in the aggregate;

(xii) made any express or deemed election or settled or compromised any claim, audit, assessment or other liability with respect to Taxes of the Company; filed or amended any material Tax Return; entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any tax; surrendered any right to claim a material Tax refund; consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; taken any actions that make or change any material Tax election; changed any annual Tax accounting period; or adopted or changed any method of Tax accounting.

(xiii) incurred any Indebtedness;

(xiv) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

(xv) failed to pay any creditor any amount owed to such creditor when due except to the extent that the Company believes there is a bona fide defense or offset right to such payment and adequate reserves have been created therefor;

(xvi) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company to any of its employees (except in the ordinary course of business for employee anniversary increases or increases attendant to promotions in duties and responsibilities), except as required by Law; or entered into any new, or amended or terminated any existing, Employee Benefit Plan or any other employment, consulting, severance, retention, change in control or similar agreement or arrangement with any current or former employee of the Company.

(xvii) suffered any casualty loss or damage with respect to any of its assets which in the aggregate have a replacement cost of more than $10,000, whether or not such loss or damage shall have been covered by insurance;

(xviii) entered into, amended, modified or consented to the termination of any Material Contract or the Company’s rights thereunder, except in the case of an amendment, modification or termination which would not be materially adverse to the Company’s financial condition, results of operations or prospects;

(xix) suffered any Material Adverse Effect or circumstance, change, event or effect that would reasonably be expected to have a Material Adverse Effect; or

(xx) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.12 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.12, except as expressly contemplated by this Agreement and the Ancillary Agreements.

3.13 Litigation. Except as set forth on Section 3.13 of the Disclosure Schedule, there are no Actions by or against the Company (or by or against the Sellers and relating to the Company) pending or, to the Knowledge of the Company or the Sellers, threatened to be brought. None of the matters set forth in Section 3.13 of the Disclosure Schedule has had or would reasonably be expected to have a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or thereby. Neither the Company nor any of its assets or properties is subject to any material Governmental Order (nor, to the Knowledge of the Company, are there any such material Governmental Orders threatened to be imposed by any Governmental Authority).

3.14 Compliance with Laws. Except as set forth in Section 3.14 of the Disclosure Schedule, the Company has conducted and continues to conduct the Business in accordance with all material Laws and Governmental Orders applicable to the Company or any of its properties or assets, and the Company is not in violation of (and has not received notice alleging violations of) any such Law or Governmental Order in any material respect.

3.15 Environmental and Other Permits and Licenses; Related Matters. Except as set forth in Section 3.15 of the Disclosure Schedule:

(i) The Company is in, and has at all times in the past five (5) years been in, compliance in all material respects with all applicable Environmental Laws and all Environmental Permits. All of the Company’s Environmental Permits are in full force and effect, are final and non-appealable, and there is no actual, written threat that has been delivered to the Company, or, to the Company’s Knowledge, oral threat to revoke, make a claim for penalty under, or otherwise enforce against any such Environmental Permit.

(ii) The Company is neither an “owner” nor an “operator” at any of its current or former work locations, as such terms are construed under CERCLA or the Resource Conservation and Recovery Act (RCRA), or the state equivalents of each such act. None of the Real Property is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA or any comparable state list. The Company has not received any written notice or other communication from any Person with respect to any of the Real Property of potential or actual liability or a request for information from any Person under or relating to CERCLA or any comparable state or local law.

(iii) There has been no Release of any Hazardous Material on any of the Real Property owned, leased, used or occupied by the Company, in each case that has resulted in or could reasonably result in any damage, loss, cost, expense, claim, demand or liability to or against the Company relating to or resulting from the operation of the Real Property. To the Company’s Knowledge, there has been no Release of Hazardous Material at, on, under, in or from any other real property that has migrated or is migrating to, on or under the Real Property.

(iv) There are no Environmental Claims pending or, to the Company’s Knowledge, threatened against the Company or the Real Property, and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.

(v) The Company has not generated, manufactured, stored, transported, treated, recycled, disposed of or otherwise handled in any way any Hazardous Materials on, beneath or about any of the Real Property except in compliance with Environmental Laws. There are no underground or above-ground storage tanks located on any Real Property. All underground or above-ground storage tanks previously located at any of the Real Property and not present thereat as of the date hereof were removed in accordance with all Environmental Laws.

(vi) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

(vii) Complete copies of all environmental assessments, audit reports (including but not limited to any compliance or operational audits), and similar studies or analyses known to the Company relating to any real property currently or formerly owned or leased by the Company that are in the possession, custody or control of the Company have been provided to Purchaser.

(viii) The Company has not assumed by contract or operation of law any liabilities of any other Person arising under applicable Environmental Law.

3.16 Material Contracts. Section 3.16 of the Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, summaries of any oral agreements) of the Company (such contracts and agreements being collectively referred to herein as “Material Contracts”):

(i) each contract or agreement which involves consideration received by or paid to the Company in excess of $50,000 in any 12 month period or which cannot be cancelled by the Company without penalty and further payment and without more than 30 days’ notice;

(ii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company is a party;

(iii) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without penalty and further payment and without more than 30 days’ notice;

(iv) all contracts and agreements relating to Indebtedness of the Company;

(v) all contracts and agreements that limit or purport to limit the ability of the Company or any Affiliate (including the Purchaser after the Closing) to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vi) all contracts and agreements between or among the Company, on one hand, and the Sellers or any Affiliate of the Sellers (other than the Company), on the other hand;

(vii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or the conduct of the Business, or the absence of which would have a Material Adverse Effect; and

(viii) all Company IP Agreements.

Each Material Contract: (i) is valid and binding on the Company and, to the Knowledge of the Company, on the other parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.07 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. The Company is not, and, to the Company’s Knowledge, no other party to a Material Contract is, in breach of, or default under (and no event has occurred which with the giving of notice or lapse of time or both would become a default under), any Material Contract. The Company has not received or sent any notice of termination, cancellation, breach or default under any Material Contract.

3.17 Intellectual Property.

(a) Except for any off-the-shelf software, Section 3.17 of the Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and domain names included in the Owned Intellectual Property, (ii) all Company IP Agreements, and (iii) other Owned Intellectual Property material to the Business. All of the foregoing (i) are valid, enforceable and subsisting, and (ii) along with all related filings, registrations and material disclosures and elections, have been provided to the Purchaser. No item listed in Section 3.17(a)(i) of the Disclosure Schedule has been abandoned or cancelled, all maintenance and prosecution fees relating thereto that are due have been paid and no cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company. Except as provided on Section 3.17 of the Disclosure Schedule, the Company has not owned any patents or trademarks (or applications with respect thereto), regardless of current status, in the last five (5) years. The Company is not aware of any questions, challenges, claims, actions or proceedings (or any potential basis therefor) with respect to the validity (or any other aspect or status) of any such Intellectual Property. Except as set forth on Section 3.17 of the Disclosure Schedule, there are no filings, elections, responses, payments or other actions required by Law relating to prosecution and maintenance of any of the registered and applied-for Owned Intellectual Property which, if not made or taken as of or within ninety (90) days of Closing will adversely affect the Owned Intellectual Property.

(b) The Company is the exclusive owner of all right, title and interest in and to the Owned Intellectual Property free and clear of all Encumbrances and has a valid license to use all other Intellectual Property used in connection with the Business. The Company is entitled to use all Owned Intellectual Property and Licensed Intellectual Property in the continued operation of the Business without limitation, subject only to the terms of the Company IP Agreements. The Owned Intellectual Property and the Licensed Intellectual Property have not been adjudged invalid or unenforceable in whole or in part, and are valid and enforceable.

(c) The conduct of the Business as currently conducted does not infringe, violate or misappropriate the Intellectual Property of any third party, and no Action alleging any of the foregoing is pending or has been received in the last five (5) years, and, to the Knowledge of the Company, no Claim has been threatened or asserted against the Company alleging any of the foregoing. To the Knowledge of the Company, no person is engaging in any activity that infringes the Owned Intellectual Property.

(d) No Owned Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

(e) The Company has taken all reasonable steps and no less than industry standard efforts to protect and preserve the confidentiality of all Owned Intellectual Property and no such Owned Intellectual Property being held by the Company as proprietary information or a trade secret, as a result of actions of the Company, has been used by or disclosed to any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(f) The Company has obtained all approvals and agreements necessary or appropriate (including, without limitation, assurances from customers regarding further export) for exporting any Owned Intellectual Property outside the United States and importing any Owned Intellectual Property into any country in which they are or have been disclosed, sold or licensed for use, and all such export and import approvals are valid, current, outstanding and in full force and effect.

(g) The Company has sufficient rights to use all of the computer software used in the Business as presently conducted. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will breach the terms of any contract or agreement with a third Person relating to any computer software programs or IT systems or infrastructure.

3.18 Real Property.

(a) Section 3.18 of the Disclosure Schedule lists: (i) the street address of each parcel of Real Property, (ii) the identity of any lessor, lessee and current occupant (if different from lessee) of each such parcel of Real Property, (iii) the terms (referencing applicable renewal periods) and rental payment amounts (including all escalations) pertaining to each such parcel of Real Property, and (iv) the current use of each such parcel of Real Property.

(b) Except as described in Section 3.18 of the Disclosure Schedule, the Real Property is zoned for a classification that permits the continued use of the Real Property in the manner currently used by the Company. There are no actions pending, or to the Knowledge of the Company threatened, that would alter the current zoning classification of the Real Property or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Real Property in the Business.

(c) The Company has made available to the Purchaser copies of all deeds and other instruments (as recorded), leases, title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, permits, other Encumbrances, title documents and other documents relating to or otherwise affecting the Real Property, the operations of the Company thereon or any other uses thereof.

(d) The Company has good, marketable and indefeasible title to all of the Real Property owned by it and valid leasehold interests in the Real Property leased by it. Except as set forth on Section 3.18 of the Disclosure Schedule, the Company is in peaceful and undisturbed possession of each parcel of Real Property; and there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used. The Company has not leased or subleased any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has the Company assigned its interest under any lease or sublease listed in Section 3.18 of the Disclosure Schedule to any third Person.

(e) None of the current uses and conditions of the Real Property by the Company violates any Encumbrance, applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances. No permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with the Real Property, are required by any Governmental Authority having jurisdiction over the Real Property, except to the extent that a failure to have such permits, licenses or certificates would not have a Material Adverse Effect.

(f) The rental set forth in each lease or sublease described in Section 3.18 of the Disclosure Schedule is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

(g) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Company, threatened against the Real Property which is owned by the Company.

(h) All of the Real Property owned by the Company is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and, to the Knowledge of the Company, there are no facts that would prevent such Real Property from being occupied by the Company, as the case may be, after the Closing in the same manner as occupied by the Company immediately prior to the Closing.

3.19 Tangible Personal Property.

(a) Section 3.19 of the Disclosure Schedule lists each item, or (with respect to items exceeding $10,000 in net depreciated value) distinct group of items, of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property (the “Tangible Personal Property”) used in the Business or owned or leased by the Company.

(b) Section 3.19 of the Disclosure Schedule sets forth a true and complete list of all leases and subleases for Tangible Personal Property (excluding those leases and subleases which may be cancelled by the Company without penalty upon less than 30 days’ notice and do not involve a commitment by the Company of more than $10,000) and any and all material ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates).

(c) The Company has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

3.20 Title to, and Condition of, Properties. The Company owns, leases or has the legal right to use all the properties and assets needed for use, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements needed for use, used or intended to be used by the Company or in or relating to the conduct of the Business. The Company has good and marketable title to all of its material assets, free and clear of all Encumbrances, except Permitted Encumbrances. The Company has caused its material assets to be maintained in good operating condition and repair, ordinary wear and tear excepted.

3.21 Customers. Listed in Section 3.21 of the Disclosure Schedule are the names and addresses of the ten most significant customers (by revenue) of the Company for the twelve-month period ended December 31, 2011, and the amount for which each such customer was invoiced during such period. The Company has not received any notice that any significant customer of the Company has ceased, or will cease, to use the products, equipment, goods or services of the Company, or has substantially reduced the use of such products, equipment, goods or services at any time.

3.22 Suppliers. Listed in Section 3.22 of the Disclosure Schedule are the names and addresses of each of the ten most significant suppliers (by revenue) of raw materials, supplies, merchandise and other goods for the Company for the twelve-month period ended December 31, 2011, and the amount for which each such supplier invoiced the Company during such period. The Company has not received any notice that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases.

3.23 Employee Benefit Matters.

(a) Section 3.23 of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company, (ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Sellers or any of its Affiliates and any employee of the Company, including, without limitation, any contracts, arrangements or understandings relating to the sale of the Company (collectively, the “Employee Benefit Plans”). With respect to each Employee Benefit Plan that is in writing, the Company has furnished to the Purchaser a complete and accurate copy of such Employee Benefit Plan and a complete and accurate copy of each material document prepared in connection with each such Employee Benefit Plan and with respect to each oral Employee Benefit Plan, the Company has provided a complete and accurate summary thereof. The Company has no express or implied commitment, whether legally enforceable or not, to (i) create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) None of the Employee Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur liability under Section 4063 or 4064 of ERISA. Except as mandated by applicable law, none of the Employee Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Company to pay separation, severance, termination or similar-type benefits as a result of any transaction contemplated by this Agreement or as a result of a “change in control”, within the meaning of such term under Section 280G of the Code (whether on its own or in connection with another event). None of the Employee Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company. Each of the Employee Benefit Plans is subject only to the laws of the United States or a political subdivision thereof.

(c) Each Employee Benefit Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable Law, including, without limitation, ERISA and the Code. No legal action, suit or claim is pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course).

(d) Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

(e) All contributions, premiums or payments required to be made with respect to any Employee Benefit Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority.

3.24 Labor Matters.

(a) The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, and currently there are no, and there have not been in the past five (5) years any, organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company.

(b) There are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened between the Company and any of their respective employees, and the Company has not experienced any such controversy, strike, slowdown or work stoppage within the past three years.

(c) The Company has at all times been and is currently in compliance with all applicable material Laws relating to the employment of labor, including those related to wages, hours and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d) The Company has paid in full to all its respective employees or, prior to the Closing will have adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company.

(e) There is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or, to the Knowledge of the Company, threatened with respect to the Company.

3.25 Key Employees. Section 3.25 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, contractual bonuses, and, to the extent applicable, deferred or contingent compensation, pension, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 2011, the date of employment and a description of the position and job function of each current salaried employee, officer, director, consultant or agent of the Company whose annual compensation in 2011 exceeded (or, in 2012, is expected to exceed) $100,000.

3.26 Certain Interests.

(a) Except as set forth on Section 3.26 of the Disclosure Schedule, no stockholder, officer or director of the Company and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such stockholder, officer or director:

(i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company uses or has used in the conduct of the Business or otherwise; or

(iii) has outstanding any Indebtedness to the Company.

(b) Except as set forth on Section 3.26 of the Disclosure Schedule, the Company has no Liability or any other obligation of any nature whatsoever to any officer, director or stockholder of the Company or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or stockholder.

3.27 Taxes. Except as set forth on Section 3.27 of the Disclosure Schedule:

(i) all Tax Returns required to be filed with respect to the Company (including any Tax Return that includes the Company on a consolidated, combined or unitary basis) have been timely and duly filed;

(ii) all Taxes required to be shown on such Tax Returns and reports or otherwise due have been timely paid;

(iii) all such Tax Returns are true, correct and complete in all material respects;

(iv) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return and no claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return;

(v) the unpaid Taxes of the Company did not, as of the Reference Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet contained in the Financial Statements (rather than in any notes thereto). Since the Reference Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice;

(vi) no deficiencies for Taxes or adjustment relating to any Tax Returns has been proposed formally or informally by any Tax authority (insofar as either relates to the activities or income of the Company or could result in liability of the Company on the basis of joint and/or several liability) and, to the Knowledge of the Company, no basis exists for any such adjustment;

(vii) there are no pending or, to the Knowledge of the Company, threatened actions for the assessment or collection of Taxes against the Company or (insofar as either relates to the activities or income of the Company or could result in liability of the Company on the basis of joint and/or several liability) any corporation that was included in the filing of a Tax Return with the Company on a consolidated or combined basis and no issues relating to Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period;

(viii) neither the Company nor any Affiliate is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company of any “excess parachute payments” within the meaning of section 280G of the Code (without regard to Section 280G(b)(4) of the Code);

(ix) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 will occur in connection with the transactions contemplated by this Agreement;

(x) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired;

(xi) the Company is not subject to any accumulated earnings tax, personal holding company tax or similar tax;

(xii) neither the Company nor any predecessor of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver;

(xiii) there are no proposed reassessments of any property owned by the Company or other proposals that could increase the amount of any Tax to which the Company would be subject;

(xiv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company;

(xv) (a) as of the date hereof, the Company is, and at all times until the Conversion Effective Time will be, a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code and under all corresponding provisions of applicable state and local Tax laws to the extent they recognize S corporation status, (b) the IRS has not challenged or threatened to challenge the status of the Company as an S corporation for federal income tax purposes under the Code, and (c) the Company has not, in the past ten (10) years, acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor;

(xvi) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company or other Person;

(xvii) the Company has delivered or made available to the Purchaser complete and accurate copies of all federal, state, local and foreign Tax Returns of the Company (and any predecessor of the Company) for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessors of the Company) since its last open tax year;

(xviii) the Company has never been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes, and the Company has no liability for the Taxes of any Person (other than Taxes of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(xix) the Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract;

(xx) the Company does not have any (A) income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (B) deferred gain or loss arising out of any deferred intercompany transaction;

(xxi) the Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law;

(xxii) if the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then the Company believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction;

(xxiii) none of the Company and any of its Affiliates or predecessors by merger or consolidation has been a party to any transaction intended to qualify under Section 355 of the Code; and

(xxiv) the Company (a) has not been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (b) has not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), (c) has not been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code, and (d) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

3.28 Insurance. Section 3.28 of the Disclosure Schedule contains a list of all material insurance policies issued to the Company which are currently in effect and/or which provide coverage to or for the benefit of or with respect to the Company, or its properties or assets, or any director or employee of the Company in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, the named insured, the insurer, the premium, the policy period of each policy and the limits of liability. The Company has delivered to the Purchaser true and complete copies all such Insurance Policies. Section 3.28 of the Disclosure Schedule also describes any self-insurance or co-insurance arrangements by or involving the Company, including any reserves established thereunder. Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms following the Closing. The Company is not in default, and has not received notice alleging it to be in default, with respect to its obligations under any Insurance Policy maintained by it. The Company is current in all premiums or other payments due under the Insurance Policies.

3.29 Brokers. Except for Cleary Gull Inc. (the fees of which are to be borne by the Sellers as Transaction Costs), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Sellers, the Company and their respective Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby severally represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

4.01 Ownership of Equity. As of the date of this Agreement, such Seller is the sole legal and beneficial owner of all of the outstanding Shares set forth opposite such Seller’s name on Schedule I hereto and, at the Conversion Effective Time, such Seller shall be the sole legal and beneficial owner of all of the outstanding Units set forth opposite such Seller’s name on Schedule I hereto. None of such Securities is subject to any Encumbrances or to any rights of first refusal of any kind, except applicable federal or state securities laws, and no rights to purchase such Securities have been granted by any such Seller to any other Person. Such Seller has the sole right to transfer such Securities to Purchaser. Such Securities constitute all of the Securities owned beneficially or legally by such Seller, and such Seller has no other rights to acquire Securities. Upon the Closing, Purchaser will receive good title to such Securities, free and clear of all Encumbrances.

4.02 Authority. Such Seller has the legal capacity to enter into, as applicable, this Agreement and the Ancillary Agreements to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. No further action is required on the part of such Seller to authorize this Agreement and the Ancillary Agreements to which such Seller is a party and the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which such Seller is a party have been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the valid and binding obligations of such Seller, enforceable in accordance with their terms.

4.03 No Conflict. The execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby will not conflict with (i) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Seller or any of its properties or assets are subject or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Seller or its properties or assets.

4.04 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any third party, including a party to any agreement with such Seller is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

5.01 Organization and Authority of the Purchaser. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and thereby. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated by this Agreement and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and upon their execution the applicable Ancillary Agreements shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Company and the Sellers) this Agreement constitutes, and upon its execution each Ancillary Agreements shall constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms.

5.02 No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

5.03 Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority.

5.04 Investment Purpose. The Purchaser is acquiring the Units solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

5.05 Litigation. No Action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or thereby.

5.06 Financing. Purchaser will at the Closing have immediately available funds, in cash, which are sufficient to pay the Adjusted Purchase Price and the Escrow Funds, and to pay any other amounts payable by Purchaser pursuant to this Agreement.

ARTICLE VI

CONSENTS AND APPROVALS

6.01 Regulatory and Other Authorizations; Notices and Consents.

(a) The Company shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals. The Company shall give promptly such notices to third parties and use its reasonable best efforts to obtain such third party consents and estoppel certificates as the Purchaser may deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(b) The Purchaser shall cooperate and use its reasonable best efforts to assist the Sellers in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser, the Company or the Business.

(c) The Sellers and the Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Company is a party is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, cooperate with the Purchaser or the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Sellers shall use their reasonable best efforts to provide the Purchaser or the Company, as the case may be, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement to the extent permitted under applicable Laws for the term of such lease, license, contract or other agreement or arrangement, and, if the Sellers provide such rights and benefits, the Purchaser or the Company, as the case may be, shall assume the obligations and burdens thereunder.

6.02 HSR Act.

(a) To the extent required under the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), each of the Purchaser and the Company agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in substantial compliance with the requirements of the Antitrust Laws (with the applicable filing fees to be paid by the Purchaser), (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) subject to subparagraph (e) below, to take all other reasonable actions necessary, proper or advisable to avoid each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably possible, and cause the expiration or termination of the applicable waiting periods under the HSR Act, including by requesting early termination of the waiting period provided for in the HSR Act.

(b) Each of Purchaser and the Company shall use their respective reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry (including any proceeding initiated by a private party), (ii) promptly inform the other party to this Agreement of any communication received by such party from, or given by such party to, any Governmental Authority, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) If any objections are asserted with respect to the transactions contemplated hereby under the HSR Act or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of the HSR Act or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Purchaser and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions contemplated by this Agreement, each of Purchaser and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing or any other provision of this Agreement the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not obligate Purchaser or any of its Affiliates to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any similar action (or otherwise agreeing to do any of the foregoing) with respect to any business, asset or property that was owned by the Company, the Purchaser or such Affiliate prior to the date hereof.

6.03 Further Action. Each of the parties hereto shall use its respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

7.01 Conduct of Business Prior to the Closing. The Company covenants and agrees that, except as described in Section 7.01 of the Disclosure Schedule, between the date hereof and the time of the Closing, the Company shall conduct its business only in the ordinary course and consistent with the Company’s prior practice. Without limiting the generality of the foregoing, except as described in Section 7.01 of the Disclosure Schedule, the Company shall use its reasonable best efforts to (i) preserve intact its business organization, (ii) keep available to the Purchaser the services of the employees of the Company, (iii) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company and the Business, (iv) preserve its current relationships with its customers, suppliers and other persons with which it has had significant business relationships, (v) exercise, but only after notice to the Purchaser and receipt of the Purchaser’s prior written approval, any rights of renewal pursuant to the terms of any of the Material Contracts which by their terms would otherwise expire, other than any such renewals in the ordinary course of business consistent with past practice; and (vi) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Company (including, for the avoidance of doubt, Section 3.12) to be untrue or result in a breach of any covenant made by the Company in this Agreement. Notwithstanding the foregoing, the Company may distribute any of its cash to the holders of Units at any time so long as the Closing Date Net Working Capital is not reduced below $-0- by virtue of such distribution.

7.02 Access to Information. From the date hereof until the Closing, upon reasonable notice, the Company shall: (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours and with reasonable prior notice, to the offices, properties, plants, other facilities, books and records of the Company and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, key employees, suppliers, liabilities and goodwill of the Company (or legible copies thereof) as the Purchaser may from time to time reasonably request.

7.03 Notice of Developments. Prior to the Closing, the Company shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company or the Sellers in this Agreement or which could have the effect of making any representation or warranty of the Company or the Sellers in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations or prospects of the Company.

7.04 No Solicitation or Negotiation. Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, neither the Sellers, Company nor their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or material assets of the Company, (B) to enter into any merger, consolidation or other business combination with the Company or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or (ii) knowingly participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Company and the Sellers immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact (unless such proposal or offer was unsolicited and its disclosure would subject the Company or the Sellers to liability to the party which made such proposal or offer). The Sellers and the Company will not, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any of the Sellers or the Company is a party.

7.05 Intercompany Arrangements. Prior to the Closing, the Company shall cause any contract or arrangement that is disclosed (or should have been disclosed) in Section 3.26 of the Disclosure Schedule, except as set forth in this Agreement, to be terminated or otherwise amended to exclude the Company as a party thereto.

7.06 Non-Competition/ Non-Solicit.

(a) Each of Lee Culbertson, Fred Kneipp, Peter Dalrymple, Mark McFann and Michael Crosby (the “Restricted Sellers”) shall not, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser or the Company in the Business in the United States; provided, however, that, for the purposes of this Section 7.06, ownership of securities having no more than one percent of the outstanding voting power of any competitor which is listed on any national securities exchange shall not be deemed to be in violation of this Section 7.06 as long as the Person owning such securities has no other connection or relationship with such competitor. This covenant shall expire on the fifth anniversary of the Closing for all Restricted Sellers.

(b) For a period of five (5) years from and after the Closing Date, no Restricted Seller shall solicit for employment or hire any member of management of the Company or induce any member of management of the Company to leave his or her employment with the Company.

(c) Each of the Restricted Sellers acknowledges that the covenants of the Restricted Sellers set forth in this Section 7.06 are an essential element of this Agreement and that, but for the agreement of the Sellers to comply with these covenants, the Purchaser would not have entered into this Agreement. Each of the Restricted Sellers acknowledges that this Section 7.06 constitutes an independent covenant and shall not be affected by the performance or nonperformance of any other provision of this Agreement or the Ancillary Agreements by the Purchaser. Each of the Restricted Sellers has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 7.06 are reasonable and proper. Each of the Restricted Sellers acknowledges that the Purchaser shall be irrevocably damaged if the covenants in this Section 7.06 are not specifically enforced. Accordingly, each

Restricted Seller agrees that, in addition to any other relief to which the Purchaser may be entitled, the Purchaser would be entitled to seek injunctive relief from a court of competent jurisdiction for the purposes of restraining the applicable Restricted Seller from any actual or threatened breach of the covenant set forth in this Section 7.06. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.06 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, area of the term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which any such judgment may be appealed.

7.07 Continuing Indemnification of Company Officers and Directors. For six years after the Closing, Purchaser shall, and shall cause the Company to, honor and fulfill in all respects the obligations of the Company under any and all indemnification agreements set forth on Section 7.07 of the Disclosure Schedule in effect immediately prior to the Closing between the Company or any of its Subsidiaries and its officers and directors. In addition, for a period of six years following the Closing, Purchaser shall cause the Company’s Organizational Documents to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the Organizational Documents of the Company immediately prior to the Closing, and during such six year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable laws.

7.08 Purchaser Financing. For so long as the Purchaser is required under Regulation S-X of the Securities Act of 1933 to separately include the financial statements of the Company in any registered offering of securities by Purchaser, the Company and Sellers shall use their respective commercially reasonable efforts (a) to cause the Company’s independent auditors to deliver customary “comfort letters” in connection with any issuance of debt or equity securities by Purchaser (which comfort letters shall cover such periods as are addressed by the applicable financial statements and are required under Regulation S-X to be included in a registration statement for such financing registered with the Securities and Exchange Commission), (b) to consent to be named as an expert in the offering document related to such financing and (c) if requested by Purchaser, to provide such information to the underwriters, initial purchasers, lenders or other parties in any such proposed financing as may be reasonably requested in connection with such parties’ due diligence investigation of the Business. Purchaser shall promptly, upon request by the Company and Sellers from time to time, reimburse the Company and Sellers for the reasonable, documented out-of-pocket costs incurred by the Company in connection with such cooperation.

ARTICLE VIII

TAX MATTERS

8.01 Responsibility for Certain Taxes.

(a) Notwithstanding anything to the contrary in this Agreement, in addition to any other remedy provided by this Agreement, Sellers shall indemnify and hold harmless the

Purchaser Indemnified Parties (including, after the Closing, the Company) against any and all liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, as well as related Loss, for (i) any and all Taxes of Sellers (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Company) for any Tax period, (ii) any and all Taxes, if any, imposed on the Company for any Pre-Closing Tax Period, other than any Taxes imposed by the State of Texas under Texas Tax Code Section 171.0001, et seq. arising on or after the Conversion Effective Time (such Texas franchise Taxes, the “Texas Taxes”), which Texas Taxes shall be the responsibility of the Purchaser, and (iii) Taxes for which the Company (or any predecessor of the foregoing) is held liable under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, provided, however, that Sellers shall have no liability under this Section 8.01 for any Taxes to the extent such Taxes were specifically reflected in the Closing Date Net Working Capital and taken into account in determining the Purchase Price. Payment in full of any amount due from the Indemnifying Parties under this Section 8.01 shall be made to the relevant Purchaser Indemnified Party (as directed by the Purchaser) in immediately available funds at least two (2) business days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within fifteen days after written demand is made for such payment.

(b) In the case of any Taxes relating to a Straddle Period, (i) the real, personal and intangible property Taxes (“Property Taxes”) imposed upon the Company or its operations that are allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period and (ii) the Taxes (other than Property Taxes) imposed upon the Company or its operations that are allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

8.02 Tax Returns.

(a) The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that are required to be filed (taking into account any extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by applicable Law. At least fifteen (15) days prior to filing (including extensions) any such Tax Return, the Company shall submit a copy of such Tax Return to the Purchaser for the Purchaser’s review and approval, which approval shall not be unreasonably withheld.

(b) Purchaser shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax returns of or with respect to the Company or its operations that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date and Sellers shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns (other than any Texas Taxes, if any, allocated to the Purchaser under Section 8.01(a)(ii). Each such Tax Return shall be true and correct in all material respects. At least fifteen (15) days prior to the due date for filing (including extensions), Purchaser shall provide any such Tax Return to the Sellers’ Representative for review, and shall make such revisions as are reasonably requested by the Sellers’ Representative. Sellers shall make the payment due to the Purchaser under this Section 8.02(b) at least two (2) days before payment of Taxes (including estimated Taxes) is due to the Taxing Authority. The Purchaser shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed by the Company for a Straddle Period. At least fifteen (15) days prior to the due date for filing (including extensions), the Purchaser shall provide any such Tax Return to the Sellers’ Representative for review, and shall make such revisions as are reasonably requested by the Sellers’ Representative. With respect to Taxes of the Company relating to a Straddle Period, Sellers shall pay to Purchaser the amount of such Taxes allocable to the Pre-Closing Tax Period (other than any Texas Taxes, if any, allocated to the Purchaser under Section 8.01(a)).

8.03 Tax Contests. The Sellers shall control and bear the cost of the conduct of any audit, claim, dispute or controversy (“Tax Contest”) relating to any Tax imposed on the Company or their respective operations for which the Sellers are responsible pursuant to Section 8.01. Purchaser shall have the right to jointly control at its own expense in any Tax Contest referred to in the two preceding sentences, and the Sellers shall provide Purchaser with copies of all correspondence and filings relating to such Tax Contests. Purchaser shall control all other Tax Contests relating to the Company or its operations. The Sellers shall not (i) take any position on any amended Tax return relating to the Company or its operations that is inconsistent with the provisions of this Agreement or (ii) settle or compromise any Tax Contest relating to the Company or its operations that would be inconsistent with the provisions of this Agreement.

8.04 Tax Sharing Agreements. Any Tax sharing, indemnification or allocation agreement or arrangement to which the Company is a party or by it is bound shall be terminated effective as of the Closing, and the Company shall not have any liability pursuant to any such agreement.

8.05 Delaware Incorporation and Conversion. Prior to the Closing, the Sellers shall take all necessary steps to properly effect the Delaware Incorporation and Conversion in accordance with applicable laws. Other than any Texas Taxes, if any, allocated to the Purchaser under Section 8.01(a), the Sellers shall pay any Tax imposed on the Company attributable to the Delaware Incorporation and the Conversion, including but not limited to (i) any Tax imposed under Section 1374 of the Code, and (ii) any state, local or foreign Tax imposed on the Company’s gain. To the extent required by applicable law, the Sellers shall include on their individual Tax returns any income, gain, loss, deduction or other Tax items on the Company’s Tax return for the period ending on and including the Conversion Effective Time (the “Short S Corporation Tax Return”) in a manner consistent with the Schedules K-1 furnished by the Company to the Sellers in connection with such Short S Corporation Tax Return.

8.06 Tax Treatment. Consistent with Revenue Ruling 99-6, each of the Sellers, the Company and the Purchaser agree to treat, for U.S. federal income Tax purposes, the transfer of Units by the Sellers to the Purchaser as follows: (a) as to the Sellers, as a transfer of interests in the Company post-Conversion by the Sellers to the Purchaser; and (b) as to the Purchaser, the acquisition of the assets of the Company. The parties hereto further agree that (x) the transfer of the Units shall result in a termination of the Company for purposes of Section 708 of the Code, (y) the taxable year of the Company shall close as of the end of the day on the Closing Date, and (z) any business conducted by the Company following the Closing Date shall be for the account of the Purchaser.

8.07 FIRPTA. Each Seller shall deliver to the Purchaser at the Closing a properly executed affidavit prepared in accordance with Treasury Regulations section 1.1445-2(b) certifying such Seller’s non-foreign status.

ARTICLE IX

CONDITIONS TO SELLERS’ OBLIGATIONS TO CLOSE

9.01 The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or written waiver by the Sellers), at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects, and the Sellers shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof.

(b) No Action shall have been commenced by or before any Governmental Authority against any of the Company or Sellers, on the one hand, or the Purchaser, on the other, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Sellers, is likely to render it impossible or unlawful to consummate such transactions.

(c) The Purchaser and the Sellers shall have received, each in form and substance satisfactory to the Sellers’ Representative in its good faith determination, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents which are necessary for the consummation of the transactions contemplated by this Agreement.

(d) The Purchaser shall have executed and delivered to the Sellers the Escrow Agreement.

(e) The Purchaser shall have transferred via wire transfer to the Sellers the Adjusted Purchase Price.

ARTICLE X

CONDITIONS TO PURCHASER’S OBLIGATIONS TO CLOSE

10.01 The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties that contain materiality, Material Adverse Effect or similar qualifications of the Company and the Sellers contained in this Agreement shall have been true and correct when made and shall be true and correct in all respects as of the Closing Date and the representations and warranties that do not contain materiality, Material Adverse Effect or similar qualifications shall have been true and correct in all respects when made and shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, the covenants and agreements contained in this Agreement to be complied with by the Company and the Sellers on or before the Closing Date shall have been complied with, and the Purchaser shall have received a certificate of the Company and the Sellers to such effect signed by the Company and such Sellers.

(b) No Action shall have been commenced or threatened by or before any Governmental Authority against any of the Company or Sellers, on the one hand, or the Purchaser, on the other, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions.

(c) The Purchaser and the Sellers shall have received, each in form and substance satisfactory to the Purchaser in its good faith determination, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents which are necessary for the consummation of the transactions contemplated by this Agreement.

(d) The Sellers shall have executed and delivered to the Purchaser the Escrow Agreement.

(e) The Sellers shall have duly executed, delivered and, as applicable, filed the Texas Plan of Conversion, the Delaware Certificate of Incorporation, the Delaware Certificate of Formation and each of the Conversion Certificates and taken all such other actions, in the reasonable judgment of the Purchaser, necessary to cause the Conversion to become effective as of the Conversion Effective Time.

ARTICLE XI

INDEMNIFICATION

11.01 Survival.

(a) The representations, warranties, covenants and agreements of the Sellers and the Company contained in this Agreement shall survive the Closing until the 18-month anniversary of the Closing; provided, however, that insofar as any claim is made by the Purchaser for the breach of any Fundamental Representation, such representations and warranties shall, for purposes of such claims by the Purchaser, survive the Closing for the period of the relevant statute of limitations in respect thereof; provided, further, that covenants contemplating or involving actions to be taken, or obligations in effect, after the Closing shall survive the Closing and shall continue in full force and effect after the Closing until fully performed in accordance with their terms. Neither the period of survival nor the liability of the Sellers with respect to the representations and warranties of the Company and Sellers shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Sellers’ Representative, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b) The representations, warranties, covenants and agreements of the Purchaser contained in this Agreement shall survive the Closing until the 12-month anniversary of the Closing Date. Neither the period of survival nor the liability of the Purchaser with respect to the Purchaser’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Sellers. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Sellers’ Representative to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

11.02 Indemnification by the Sellers.

(a) The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Sellers for and against any and all Liabilities, losses, diminution in value, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

(i) the breach of any representation or warranty made by the Company or the Sellers contained in this Agreement, which breach occurs during the period of effectiveness of such representation or warranty (as provided in Section 11.01(a) above); provided, however, that for the purposes of determining whether a breach has occurred or calculating and determining the amount of the Loss with respect to any such breach, all references to materiality, Material Adverse Effect or similar qualifiers shall be disregarded; or

(ii) the breach of any covenant or agreement by the Company or Sellers contained in this Agreement, which breach occurs during the period of effectiveness of such covenant or agreement (as provided in Section 11.01(a) above).

(b) A Purchaser Indemnified Party shall give the Sellers’ Representative notice of any matter which a Purchaser Indemnified Party has determined has given rise to a right of indemnification under this Agreement prior to the expiration of the period of effectiveness of the applicable representation, warranty, covenant or agreement (as provided in Section 11.01(a)

above (even if recovery is barred under Section 11.04(a) hereof)), stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Sellers under this Article XI with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article XI (“Third Party Claims”) shall be governed by and be contingent upon the following additional terms and conditions: if a Purchaser Indemnified Party shall receive notice of any Third Party Claim, the Purchaser Indemnified Party shall give the Sellers’ Representative notice of such Third Party Claim within 20 days of the receipt by the Purchaser Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Sellers from any of their obligations under this Article XI except to the extent that the Sellers are materially prejudiced by such failure and shall not relieve the Sellers from any other obligation or Liability that it may have to any Purchaser Indemnified Party otherwise than under this Article XI. If the Sellers dispute in writing their obligation to indemnify the Purchaser Indemnified Party hereunder against any Losses that may result from the Third Party Claim, the parties shall promptly proceed to resolve such dispute in accordance with Section 13.08 hereof. If the Sellers acknowledge in writing their obligation to indemnify the Purchaser Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Sellers shall be entitled to assume and control the defense of such Third Party Claim at their expense and through counsel of their choice if the Sellers’ Representative gives notice of its intention to do so to the Purchaser Indemnified Party within 30 days of the receipt of such notice from the Purchaser Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Purchaser Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Purchaser Indemnified Party and the Sellers, then the Purchaser Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Purchaser Indemnified Party determines counsel is required, at the expense of the Sellers. In the event that the Sellers exercise the right to undertake any such defense against any such Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with the Sellers in such defense and make available to the Sellers’ Representative, at the Sellers’ expense, all witnesses, pertinent records, materials and information in the Purchaser Indemnified Party’s possession or under the Purchaser Indemnified Party’s control relating thereto as is reasonably required by the Sellers. Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Sellers shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at the Sellers’ expense, all such witnesses, records, materials and information in the Sellers’ possession or under the Sellers’ control relating thereto as is reasonably required by the Purchaser Indemnified Party. No such Third Party Claim may be settled by either the Sellers or the Purchaser Indemnified Party without the prior written consent of the other party.

11.03 Indemnification by the Purchaser.

(a) The Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

(i) the breach of any representation or warranty made by the Purchaser contained in this Agreement, which breach occurs during the period of effectiveness of such representation or warranty (as provided in Section 11.01(b) above) provided, however, that for the purposes of determining whether a breach has occurred or calculating and determining the amount of the Loss with respect to any such breach, all references to materiality, material adverse effect or similar qualifiers shall be disregarded; or

(ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement, which breach occurs during the period of effectiveness of such covenant or agreement (as provided in Section 11.01(b) above).

(b) A Seller Indemnified Party shall give the Purchaser notice of any matter which such the Seller Indemnified Party has determined has given rise to a right of indemnification under this Agreement prior to the expiration of the period of effectiveness of the applicable representation, warranty, covenant or agreement (or provided in Section 11.01(a) above (even if recovery is barred under Section 11.04(a) hereof)), stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Purchaser under this Article XI with respect to Losses arising from Third Party Claims shall be governed by and be contingent upon the following additional terms and conditions: if a Seller Indemnified Party shall receive notice of any Third Party Claim, such Seller Indemnified Party shall give the Purchaser notice of such Third Party Claim within 20 days of the receipt by the Seller Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Purchaser from any of its obligations under this Article XI except to the extent that the Purchaser is materially prejudiced by such failure and shall not relieve the Purchaser from any other obligation or Liability that it may have to any Seller Indemnified Party otherwise than under this Article XI. If the Purchaser disputes in writing its obligation to indemnify a Seller Indemnified Party hereunder against any Losses that may result from the Third Party Claim, the parties shall promptly proceed to resolve such dispute in accordance with Section 13.08 hereof. If the Purchaser acknowledges in writing its obligation to indemnify a Seller Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Purchaser shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to such Seller Indemnified Party within 30 days of the receipt of such notice from the Seller Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of such Seller Indemnified Party in its sole and absolute discretion, for the same counsel to represent both the Seller Indemnified Party and the Purchaser, then the Seller Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Seller Indemnified Party determines counsel is required, at the expense of the Purchaser. In the event that the Purchaser exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Seller Indemnified Party shall cooperate with the Purchaser in such defense and make available to the Purchaser, at the Purchaser’s expense, all witnesses, pertinent records, materials and information in the Seller Indemnified Party’s possession or under the Seller Indemnified Party’s control relating thereto as is reasonably required by the Purchaser. Similarly, in the event the Seller Indemnified Party is, directly or indirectly, conducting the defense against any such Third

Party Claim, the Purchaser shall cooperate with the Seller Indemnified Party in such defense and make available to the Seller Indemnified Party, at the Purchaser’s expense, all such witnesses, records, materials and information in the Purchaser’s possession or under the Purchaser’s control relating thereto as is reasonably required by the Seller Indemnified Party. No such Third Party Claim may be settled by either the Purchaser or the Seller Indemnified Party without the prior written consent of the other party.

11.04 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement, an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 11.02(a)(i) or Section 11.03(a)(i) except for claims in connection with breaches of any Fundamental Representation, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $3,300,000 (the “Deductible”), after which point the Indemnifying Party shall be liable only for those indemnifiable Losses incurred by the Indemnified Party in excess of the Deductible.

(b) Except for any claim for indemnification related to a Fundamental Representation or pursuant to Section 11.02(a)(ii) or Section 11.03(a)(ii) or based on fraud, neither the Sellers, on the one hand, nor the Purchaser, on the other hand, shall be liable for cumulative aggregate claims for indemnification pursuant to Article XI in excess of amounts set forth in the Escrow Funds.

(c) In the case of any claims for indemnification related to Sections 3.15 and 3.23, the aggregate cumulative liability of the Sellers with respect thereto shall not exceed 20% of the Purchase Price and in the case of any claims for indemnification related to Sections 3.01, 3.02, 3.04, 3.27, 3.29, 4.01 and 4.02 or pursuant to Section 11.02(a)(ii) or Section 11.03(a)(ii), the aggregate cumulative liability of the Sellers with respect thereto shall not exceed 100% of the Purchase Price. Notwithstanding the foregoing, the aggregate liability of any Seller to indemnify any Purchaser Indemnified Parties from and against any indemnifiable Losses arising under Article XI in excess of amounts satisfied from the Escrow Funds shall in all cases be limited to the Purchase Price received by such Seller (including amounts received pursuant to distributions from the Escrow Funds).

(d) Except in the case of adjudicated fraud by the Company or one of the Sellers, the remedy set forth in this Article XI (together with the Escrow Agreement) represents the sole source of recovery of any claims made by a Purchaser Indemnified Party after the Closing with respect to claims under this Agreement.

11.05 Distributions from Escrow Funds. Indemnified Losses owed to the Purchaser Indemnified Parties shall be satisfied to the extent of available Escrow Funds. The Escrow Agent shall deliver to the Purchaser Indemnified Parties from the Escrow Funds any amount determined to be owed to the Purchaser Indemnified Parties under this Article XI and/or in accordance with the Escrow Agreement in the event that:

(a) the Sellers’ Representative shall not have objected to the amount claimed by the Purchaser Indemnified Parties for indemnification with respect to any Loss in accordance with the procedures set forth in the Escrow Agreement (or otherwise); or

(b) the Sellers’ Representative shall have delivered notice of the Sellers’ disagreement as to the amount of any indemnification requested by the Purchaser Indemnified Parties and either (i) the Sellers’ Representative and the Purchaser shall have, subsequent to the giving of such notice, mutually agreed that the Sellers are obligated to indemnify the Purchaser Indemnified Parties for a specified amount and shall have so jointly notified the Escrow Agent or (ii) a final judgment from which no appeal is taken shall have been rendered by an arbitral tribunal or Governmental Authority having jurisdiction over the matters relating to such claim by the Purchaser Indemnified Parties for indemnification from the Sellers.

ARTICLE XII

TERMINATION, AMENDMENT AND WAIVER

12.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(i) by mutual consent of the Sellers’ Representative and Purchaser;

(ii) by Purchaser if there has been a material misrepresentation or breach of warranty in the representations and warranties of either the Company or the Sellers set forth herein or if there has been any material failure on the part of the Company or the Sellers to comply with their respective obligations hereunder, and such breach, failure or misrepresentation is not cured to Purchaser’s reasonable satisfaction within ten business days after Purchaser gives the Company or the Sellers, as applicable, written notice identifying such breach, failure or misrepresentation;

(iii) by Sellers’ Representative if there has been a material misrepresentation or breach of warranty in the representations and warranties of Purchaser set forth herein or if there has been any material failure on the part of Purchaser to comply with its obligations hereunder, and such breach, failure or misrepresentation is not cured to Sellers’ reasonable satisfaction within ten business days after Sellers give Purchaser written notice identifying such breach, failure or misrepresentation;

(iv) by either the Sellers’ Representative or the Purchaser if the Closing shall not have occurred by July 31, 2012; provided, however, that the right to terminate this Agreement under this clause (iv) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided, further, that the right to terminate this Agreement under this clause (iv) shall not be available to any party if all conditions to Closing set forth in Article IX and Article X have been satisfied other than the approval of the filing made pursuant to the HSR Act by such date.

(v) by either the Purchaser or the Sellers’ Representative in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

12.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 12.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 13.01; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement.

12.03 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 12.04; provided, however, that no consent shall be required for the Purchaser to assign its rights hereunder to its Affiliates so long as the Purchaser remains principally liable for its obligations hereunder.

12.04 Waiver. Either the Purchaser or, in the case of the Sellers, the Sellers’ Representative, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (iii) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XIII

GENERAL PROVISIONS

13.01 Expenses. Except to the extent specifically provided herein, the Sellers will be liable for the costs and expenses incurred by them in negotiating and consummating the transactions contemplated hereby, and Purchaser will be solely responsible for the costs and expenses incurred by it in negotiating and consummating the transactions contemplated hereby. Any Transaction Costs incurred by the Company in negotiating and consummating the transactions contemplated hereby, to the extent not included in the computation of the Preliminary Working Capital Amount, shall be borne by the Sellers as a Purchase Price Deduction.

13.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.02):

(i)	If to the Company or to the Sellers prior to Closing:

One Royal Purple Lane

Porter, Texas 77365

Fax: 281-354-7600

(ii)	If to the Sellers after the Closing, c/o the Sellers’ Representative:

20130 Pinehurst

Humble, Texas 77346

Fax: 281-354-7600

(iii)	If to the Purchaser or (if after the Closing) to the Company:

2780 Waterfront Pkwy E. Drive

Indianapolis, IN 46214

Fax: 317-328-5668

13.03 Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the Purchaser (in the case of any proposed announcement by the Company or any Seller) or the Sellers (in the case of any proposed announcement by the Purchaser), and the parties shall cooperate as to the timing and contents of any such press release or public announcement. Notwithstanding the foregoing, nothing in this Section 13.03 shall prevent any party or its Affiliates or any other Person from (a) making any public announcement or disclosure required by Law or the rules of any stock exchange or (b) disclosing this Agreement or any of the Ancillary Agreements or their contents to (i) current and future representatives of such party and its Affiliates, and (ii) current and potential lenders to, investors in and purchasers of such party and its Affiliates.

13.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

13.05 Entire Agreement. This Agreement and the exhibits and schedules attached hereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, the separate confidentiality letter agreement relating to the Company and executed by the Purchaser shall continue in full force and effect and shall not be superseded by this Agreement.

13.06 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser).

13.07 No Third Party Beneficiaries. Except for the provisions of Article XI relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

13.08 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of Texas applicable to contracts executed in and to be performed in that State. Venue for any dispute arising hereunder shall lie in the federal courts sitting in the Southern District of Texas.

13.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

13.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[signatures on following pages]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

Royal Purple, Inc.

By:	/s/ Charles Lee Culbertson
Charles Lee Culbertson, President

Sellers:

/s/ Charles Lee Culbertson
Charles Lee Culbertson

/s/ Judy Williams Culbertson
Judy Williams Culbertson

/s/ Peter Dalrymple
Peter Dalrymple

/s/ Frederick C. Kneipp
Frederick C. Kneipp

/s/ Michael O. Crosby
Michael O. Crosby

/s/ Leigh E. McClellan
Leigh E. McClellan

/s/ T. Mark McFann
T. Mark McFann

/s/ Alfen J. Gustavsen
Alfen J. Gustavsen

/s/ David C. Canitz
David C. Canitz

/s/ Judy Hawthorne
Judy Hawthorne

/s/ B.W. Malone
B.W. Malone

/s/ Geraldine D. Williams
Geraldine D. Williams

Tiffany Ann Williams Trust

By:	/s/ Geraldine Dupre Williams
Geraldine Dupre Williams, Trustee

Jay Bryan Williams Trust

By:	/s/ Geraldine Dupre Williams
Geraldine Dupre Williams, Trustee

Geraldine D. Williams Bypass Trust

By:	/s/ Geraldine Dupre Williams
Geraldine Dupre Williams, Trustee

Parker Grant Addison Trust

By:	/s/ Peter Dalrymple
Peter Dalrymple, Trustee

Carson Reid Addison Trust

By:	/s/ Peter Dalrymple
Peter Dalrymple, Trustee

Amy Lyn Culbertson Trust

By:	/s/ Lee Culbertson
Lee Culbertson, Trustee

Denise Lea Culbertson Trust

By:	/s/ Lee Culbertson
Lee Culbertson, Trustee

GDW Descendants Trust for Tiffany Williams Leigh

By:	/s/ Tiffany Williams Leigh
Tiffany Williams Leigh, Co-Trustee

By:	/s/ Jay Bryan Williams
Jay Bryan Williams, Co-Trustee

GDW Descendants Trust for Jay Bryan Williams

By:	/s/ Tiffany Williams Leigh
Tiffany Williams Leigh, Co-Trustee

By:	/s/ Jay Bryan Williams
Jay Bryan Williams, Co-Trustee

PURCHASER:

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP

By:	Calumet LP GP, LLC, its general partner

By:	Calumet Operating, LLC, its sole member

By:	Calumet Specialty Products Partners, L.P., its sole member

By:	Calumet GP, LLC, its general partner

By:	/s/ R. Patrick Murray, II
R. Patrick Murray, II
Vice President and Chief Financial Officer

INDEX OF SCHEDULES

Schedule I	List of Sellers and Securities Outstanding
3.02	Organization, Authority and Qualification of the Company
3.03	Subsidiaries and Joint Ventures
3.04	Capitalization
3.06	No Conflict
3.07	Governmental Consents and Approvals
3.09	Absence of Undisclosed Liabilities
3.10	Indebtedness
3.12	Conduct in the Ordinary Course; Absence of Certain Changes
3.13	Litigation
3.14	Compliance with Laws
3.15	Environmental and Other Permits and Licenses; Related Matters
3.16	Material Contracts
3.17	Intellectual Property
3.18	Real Property
3.19	Tangible Personal Property
3.21	Customers
3.22	Suppliers
3.23	Employee Benefit Matters
3.25	Key Employees
3.26	Certain Interests
3.27	Taxes
3.28	Insurance
7.01	Conduct of Business Prior to the Closing

INDEX OF EXHIBITS

A Net Working Capital Calculation Example